Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.

Sponsorship agreement, Revised 29 may 2025

The Republic of Nauru

Nauru Ocean Resources Inc.

DATE: 29 MAY 2025

PARTIES

The Republic of Nauru (the “Republic”)

AND

The Nauru Seabed Minerals Authority (the “Authority”) established under the Nauru Seabed Minerals Authority Act 2024 (“the Act”)

AND

Nauru Ocean Resources Inc. (T/2028) a Nauruan company having its registered office at 1st Level, Civic Centre, Aiwo District, Republic of Nauru, South Pacific (“NORI”)

WHEREAS

A.	The Parties entered into a Sponsorship Agreement dated 5 June 2017.

B.	The Parties wish to vary the terms and conditions of the Sponsorship Agreement on the terms and conditions set out in this Agreement.

C.	NORI has the exclusive right to explore for Polymetallic nodules in the ISA Contract Area pursuant to its ISA Exploration Contract.

D.	The Republic sponsors NORI’s Seabed Mineral Activities in the Area pursuant to the Sponsorship Certificate dated 11 April 2011, and agrees to continue Sponsorship on the terms of this Agreement.

E.	In exchange for the Republic’s Sponsorship, NORI will make certain payments to the Republic in accordance with this Agreement and the Act.

F.	During Exploitation, the Seabed Minerals Recovery Payment will be paid to the Seabed Minerals Fund, in accordance with the Act to provide benefits to Nauru’s current and future generations in a transparent manner.

G.	NORI currently provides capacity building initiatives for Nauruan nationals and proposes to continue to provide such initiatives during the Exploration and Exploitation phases consistent with its obligations under Section 8 of the ISA Exploration Contract and Section 26(e) of the Act for the full duration of this Agreement, including any amendments thereto.

H.	ISA Contracts are administered by the ISA and NORI will be required to make payments to the ISA if it were to recover minerals during Exploitation.

I.	It is acknowledged that significant investment will be required before any commercial exploitation of the Polymetallic Nodules in the ISA Contract Area. The Republic is not making any monetary investment toward the Seabed Mineral Activities in the ISA Contract Area, and accordingly is not exposed to the risk of loss associated with such investment but may be exposed to reputational risk and international responsibility and liability in sponsoring such activities under UNCLOS.

J.	With regard to the respective obligations and commitments under this Agreement, each of the Parties covenant that it shall act in good faith and deal fairly with the other party.

For good and valuable consideration, the Parties hereto agree to be bound by the following terms and conditions:

1.	Agreement subject to Act

1.1	This Agreement is issued under and subject at all times to the Act and the Regulations issued under the Act as at the date of this Agreement. If and to the extent any term and condition of this Agreement is in conflict with or inconsistent with the Act as at the date of this Agreement, the latter prevails.

1.2	Notwithstanding Clause 1.1, the Republic acknowledges that the payments, contributions and benefits set out in this Agreement are done in satisfaction of any and all payments that may otherwise be payable by NORI under the Act and waives any liability of NORI to make additional payments to the Republic other than those set out in this Agreement;

1.3	Unless a contrary intention appears, terms used in this Agreement that are defined in UNCLOS, the relevant Rules of the ISA, the Act or the Regulations have the same meaning as those in UNCLOS, the relevant Rules of the ISA, the Act or the Regulations.

2.	Term

2.1	This Agreement will remain in force until:

(a)	the Parties agree to terminate the Agreement;

(b)	this Agreement is terminated pursuant to Clauses 10.6, 11, 20, 21 or 22 of this Agreement.

2.2	During the Term, and only if NORI holds ISA Contracts, NORI shall, within [***] days of the end of each calendar year, submit a report to the Nauru Seabed Minerals Authority, containing information on its programme of activities for the previous year. Within [***] days of submitting the report, the Parties shall meet to discuss the report, as well as the performance of each of the Parties under this Agreement, to ensure the Agreement is being fulfilled as originally intended.

3.	Sponsorship

3.1	The Republic agrees to:

(a)	provide and maintain Sponsorship of NORI and NORI’s Seabed Mineral Activities in the Area (including, subject to NORI’s satisfaction of the Qualification Criteria under the Act, providing Sponsorship of NORI’s Exploitation application to the ISA) for the Term of this Agreement;

(b)	do all things reasonably necessary to give effect to NORI having the full benefit of the Sponsorship, including renewing NORI’s Sponsorship Certificate where applicable, supporting any application made by NORI to the ISA for an extension to its Exploration Contract, undertaking communications with, and providing documentation, certificates and undertakings to, the ISA or other regulatory body required in respect of the Sponsorship; and

(c)	fulfil its responsibilities under Section 30 of the Act.

3.2	For clarity, the Republic acknowledges that the Sponsorship is provided by the Republic, as a signatory to UNCLOS, for the purposes of UNCLOS and the Rules of the ISA and that neither this Agreement nor Sponsorship confers on the Republic any rights to or in connection with:

(a)	the ISA Contract Area;

(b)	the Polymetallic Nodules contained within the ISA Contract Area or recovered therefrom; or

(c)	any product produced from the processing of the Polymetallic Nodules.

3.3	Under its ISA Contract, NORI will have the exclusive enjoyment and right to carry out the Exploration and Exploitation in the ISA Contract Area, and NORI may at its sole discretion, subject to the ISA Contract, deal with the title and ownership of the ISA Contract Area and Polymetallic Nodules in any way.

3.4	The Republic recognizes that the Exploration and Exploitation within the ISA Contract Area will require significant international financing, and the Republic agrees to use its best efforts to assist the NORI Group to obtain financing, including entering into agreements and providing formal documents that the lenders, investors and other third parties may reasonably require in relation to Sponsorship and the provision of a stable and predictable regulatory framework; however nothing herein will require or be deemed that the Republic has provided or guaranteed any such financing.

3.5	For the avoidance of doubt, the Republic is only sponsoring NORI, and is not sponsoring or responsible for the activities of any other entity in the NORI Group.

4.	Seabed Mineral Recovery Payment

4.1	In exchange for the Republic providing Sponsorship pursuant to the terms set out in the Agreement, NORI shall pay to the Republic, during the Payment Years, a Seabed Mineral Recovery Payment (“SMRP”) in accordance with this Clause 4.

4.2	The SMRP will be [***] per Tonne of Polymetallic Nodules Recovered from the ISA Contract Area.

4.3	The SMRP shall be paid in arrears on or before the date that NORI’s royalty payment is due for payment in respect of each royalty return period in accordance with the Exploitation Regulations. However, until the ISA adopts the Exploitation Regulations, the SMRP shall be paid in arrears on or before:

(a)	the last day of [***], in respect of the period [***] to [***] each year; and

(b)	the last day of [***], in respect of the period [***] to [***] each year.

4.4	The SMRP shall be adjusted (on a compounding basis on the first day of January in each following year by the relevant factor in each following year that represents official inflation in the United States of America (“US”) using the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the US City Average published from time to time by the United States Department of Labour, Bureau of Labour Statistics. For example, if official inflation in the US is 3%, the SMRP will be increased by 3%.

4.5	No SMRP or other amounts or payments will be payable by NORI to the Republic (except for the Administration Fee under Clause 18 of this Agreement) until [***].

4.6	The Republic hereby agrees that NORI will not be subject to or required to pay any taxes, payments or fees, other than those set out in this Agreement or the Act (as at the date of this Agreement), including the SMRP and the taxes, payments and fees listed in Clause 9.1.

4.7	NORI must pay, on demand by the Authority, interest on the SMRP amounts which are due and payable and remain unpaid at an annual rate calculated by adding 2 per cent to the SDR Interest Rate prevailing on the date the amount became due and payable.

4.8	The Republic hereby undertakes and affirms that at no time will the rights (and the full and peaceful enjoyment thereof) granted by it under this Agreement be discriminately derogated from or otherwise prejudiced by any Nauruan Law or the action or inaction of the Republic, or any official thereof, or any other person whose actions or inactions are subject to the control of the Government. To the extent there is inconsistency between any future Nauruan Law related to taxation or the financial terms between the Republic and the NORI Group, then this Agreement will prevail.

5.	Audit

5.1	During the term of the ISA Contract, the Republic through the Authority may, not more than once each calendar year, request in writing an independent audit of the amount of Polymetallic Nodules Recovered in the preceding calendar year (“Production Audit”). If the Republic requests a Production Audit, NORI and the Republic shall seek to agree on a suitably qualified and independent auditor to conduct the Production Audit.

5.2	NORI will provide the auditor with reasonable access to its records for the purpose of undertaking the Production Audit, and facilitate reasonable access by the auditor to the records of its Associates and Affiliates conducting all or any material part of the Seabed Mineral Activities.

5.3	The Parties will require the auditor to provide a written report to the Parties on the findings of the Production Audit within [***] days of completion of the Production Audit. In the absence of manifest error, the findings of the auditor will be binding on the Parties.

5.4	If the auditor determines that a materially larger or smaller (i.e. more than 5%) amount of Polymetallic Nodules were Recovered from the ISA Contract Area in the preceding year than reflected in the SMRP calculated by NORI for the year pursuant to Clause 4, then within [***] days of receipt of the auditor's report, NORI must recalculate in accordance with the accurate and revised figures determined by the auditor for that year the SMRP under Clause 4, and pay to (or deduct from future payments to) the Republic the difference between the SMRP already paid and the SMRP due under Clause 4 on the basis of the revised figures.

5.5	The cost of an audit under this Clause will be borne equally between the Republic and NORI.

6.	Undertaking to Comply with ISA Contract Terms

6.1	NORI undertakes and warrants that the Seabed Mineral Activities it carries out in the Area will be in compliance with:

(a)	the terms and conditions of the applicable ISA Contract that is in existence at the time and that pertains to the Seabed Mineral Activities in the Area, including the environmental terms and conditions contained in the applicable ISA Contract and Rules of the ISA; and

(b)	NORI's ISA Obligations that pertain to the Seabed Mineral Activities in the Area.

6.2	NORI will not commit any actions, or make any omissions that would cause the Republic to materially breach its Sponsorship Obligations.

6.3	The Republic will not commit any actions or make any omissions that would cause NORI to materially breach its obligations under Clause 6.1.

6.4	NORI will comply with its obligation under Section 29 of the Act.

7.	Subcontractors

7.1	The Republic acknowledges and agrees that the NORI Group may, in accordance with the Act, delegate to and contract with Subcontractors, Associates and Affiliates, to undertake all or part of the Exploration and Exploitation.

8.	Training and Capacity Building

NORI will fund and implement training and capacity building initiatives for Nauruan nationals in accordance with a program to be developed by NORI, including programs of scientific, educational and technical assistance and Section 26(e) of the Act.

9.	Taxes and Payments

9.1	Notwithstanding anything contained in this Agreement, NORI agrees to be subject to the following payments and conditions, where applicable:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***];

(h)	[***];

(i)	[***]; and

(j)	[***].

provided that such payments and conditions are applied on a fair and reasonable basis and are imposed on a non-discriminatory basis to all Nauruan entities and nationals.

9.2	The Republic also agrees that the payments NORI makes pursuant to this Agreement satisfy, fulfil and extinguish any obligation or liability to make any payments whatsoever under the Act. The Republic further indemnifies NORI against [***].

9.3	For the avoidance of doubt, the NORI Group will not be subject to or required to pay any other Taxes for the Term, including without limitation [***].

10.	Nauruan Laws, Expropriation and Corporate Existence

10.1	The Republic agrees and warrants that:

(a)	any Nauruan Laws and regulations brought into effect after the Commencement Date will not interfere with or diminish NORI's rights with respect to any ISA Contract Area, the Business or the rights arising under this Agreement and must not be a Discriminatory Change in Nauruan Law, except to the extent the Republic has an obligation at International Law to enact or comply with such laws in order to fulfil the Republic's Sponsorship Obligations;

(b)	to the extent that NORI or the NORI Group's rights and obligations under this Agreement conflict with their rights and obligations under any Nauruan Law, this Agreement will take precedence, and NORI and the NORI Group will be relieved of any obligations under Nauruan Law to the extent that their rights and obligations conflict with Nauruan Law;

(c)	the Republic will take such actions necessary to give effect to the exemptions from applicable law and tax law expressly provided in this Agreement.

10.2	Prior to bringing in any laws or regulations that are required by International Law to fulfil the Republic's Sponsorship Obligations the Republic will provide NORI with reasonable and meaningful consultation.

10.3	The Republic must also notify NORI from time to time as to any applicable Nauruan Law that may be brought in to effect to fulfil the Republic's Sponsorship Obligations and shall provide NORI sufficient time to ensure that it is able to comply with those laws or otherwise seek dispute resolution between the Parties with regards to the application of such Nauruan Law. In the event any such change comes into force and materially impacts on the financial obligations of NORI, then the parties agree to negotiate in good faith appropriate amendments to the payments contemplated to the Republic under this Agreement in order to maintain the same level of financial burden on NORI as of the date of execution of this Agreement.

10.4	The Republic shall not impose, nor shall it permit or authorise any of its agencies or instrumentalities or any local or other authority of the Republic to impose any Taxes, impositions, rates or charges of any nature whatsoever on or in respect of the titles, property, or other assets, products, materials, or services used or produced by or through the Activities or by any or all of the NORI Group otherwise in the conduct of its business pursuant to the NORI Rights nor will the Republic take or permit to be taken by any such Republic authority any other discriminatory action which would deprive the NORI Group of full enjoyment of the rights granted and intended to be granted by the NORI Rights or otherwise under this Agreement.

10.5	In enacting and implementing Nauruan Laws and regulations the Republic shall at all times accord NORI fair and equitable treatment, and will provide a stable and predictable legal framework and make decisions consistently and transparently and in accordance with the legitimate expectations of NORI and the NORI Group.

10.6	In the event there occurs any change in Nauruan Laws (including without limitation provisions relating to imposts, duties, fees, charges, penalties, and Tax related legislation) after the date of this Agreement, and if upon NORI's representation it appears that on a reasonable interpretation and application of the law it would have the effect of divesting, decreasing, or in any way limiting, reducing or withholding any rights or benefits accruing to NORI or the NORI Group under this Agreement or under current legislation, then the Parties shall, in good faith, negotiate to modify this Agreement so as to restore the economic rights and benefits of the NORI Group to a level equivalent to or as close as possible to what they would have been if such change had not occurred. If the economic rights and benefits of the NORI Group are not restored then NORI may at its election terminate this agreement.

10.7	The Republic will permit all bona fide monetary conversions and transfers related to the NORI Rights or the Business (including currency conversions, transfers to, by or on behalf of NORI, or any member of the NORI Group) to be made freely and without delay into and out of the Republic provided the procedural laws applicable to the transfer of funds out of jurisdiction applicable to all persons are complied with.

10.8	The Republic acting in good faith shall not do or cause to be done or permit any act, thing or omission whether legislative, executive or administrative which discriminates adversely and unfairly against NORI, any member of the NORI Group, the NORI Rights or the Business if it results, upon its application, in a deprivation of the full enjoyment of the rights granted or intended to be granted under this Agreement.

10.9	The Republic shall accord NORI treatment no less favourable than the treatment it accords, in like situations, to other investors.

10.10	The Republic shall accord NORI full security and protection, including complete and unconditional legal protection.

10.11	The Republic shall not Expropriate, nationalize, confiscate, condemn or wrongfully possess, nor, to the extent possible, destroy, disrupt or interfere with NORI, NORI's title to possession, NORI’s peaceful enjoyment of the NORI Rights and all property of NORI and any member of the NORI Group except against prompt, adequate and effective compensation. Such compensation shall amount to the genuine value of NORI's investment expropriated immediately before the expropriation or before the impending expropriation became public knowledge, whichever is the earlier, shall include interest at a normal commercial rate until the date of payment, shall be made without delay, be effectively realizable and be freely transferable.

10.12	In the event of any inconsistency between the provisions contained within this Agreement, the Parties agree that an interpretation of this Agreement will be preferred which gives NORI and the NORI Group the benefit of this Agreement without nationalisation or expropriation.

10.13	Provided NORI is in material compliance with this Agreement and the Corporations Act 1972, the Republic will take all necessary actions for the Term to ensure that the corporate existence of NORI (as well as any other Nauruan incorporated member of the NORI Group) as bodies corporate duly organized and validly existing and in good standing under the laws of the Republic of Nauru is maintained, including ensuring that all such authorisations, approvals, consents and licences are issued as may be required to enable NORI (and such other members of the NORI Group) to maintain its good standing, including ensuring that certificates evidencing annual renewal of registration of incorporation are issued in a timely manner in accordance with the Corporations Act 1972. Unless NORI (or such other members of the NORI Group incorporated in the Republic) are in material breach of this Agreement and/or the Corporations Act 1972, the Republic shall ensure that no action is taken (either by the government or by any government entity or instrumentality to interfere with the continued corporate existence and registration of NORI and such other members of the NORI Group incorporated in the Republic.

10.14	The Republic guarantees the conversion and transfer overseas of NORI earnings and savings or earnings of expatriate personnel, their Affiliates and Associates, resulting from the Seabed Mineral Activities.

10.15	With respect to earnings of NORI servants or agents, and expatriate personnel, whilst the Republic will not place unnecessary restriction of transfer of funds legitimately earned by NORI servants or agents, and expatriate personnel, such transfers will comply with the procedural laws applicable to transfer of funds out of jurisdiction applicable to all persons.

11.	Access to NORI Rights and Intellectual Property

11.1	In accordance with the Act, the Republic agrees that any or all members of the NORI Group may have access by way of sharing, use, Assignment or any other manner of access to the NORI Rights and Intellectual Property or any part thereof at any time (“Access to NORI Rights and Intellectual Property”), at their sole discretion, without reason and without prior consultation, upon providing notification to the Republic.

11.2	The Parties agree that Access to NORI Rights and Intellectual Property in accordance with Clause 11.1 will not cause NORI or any member of the NORI Group to be regarded as conducting business for the purposes of the Business Tax Act 2016.

11.3	The Parties agree that for the term of this Agreement the market value in the case of Assignment or granting of Access to the NORI Rights and Intellectual Property shall not exceed the total cumulative spend on exploration, research and development by NORI from the earliest date of NORI’s incorporation or incorporation of any member of the NORI Group.

11.4	NORI or any member of the NORI Group will supply the Republic with a schedule of its total cumulative spend on exploration, reaseach and development referred to in clause 11.3.

11.5	In the event that a member of the NORI Group notifies the Republic that Access to NORI Rights and Intellectual Property, including any Assignment of the NORI Rights and Intellectual Property, is to be granted or Assigned, or is proposed to be granted or Assigned, the Republic shall sign all documents, do all things and take all measures reasonably requested by the NORI Group to facilitate that Access to NORI Rights and Intellectual Property, including any Assignment of the NORI Rights, and will not act in any way to prevent or delay Access to NORI Rights and Intellectual Property, including any Assignment of the NORI Rights.

11.6	Upon the later of:

(a)	an Assignment being completed in favour of an assignee; or

(b)	a certificate of sponsorship being signed by a new country pursuant to the ISA Regulations under which that country sponsors the assignee under the Assignment (or the assignees nominee) as the new holder of the NORI Rights, this Agreement will terminate effective immediately thereafter and:

(c)	NORI will no longer have any obligations to pay an Administration Fee or SMRP to the Republic except:

(i)	to cover the calendar year's Administration Fee during which the Agreement is terminated; and

(ii)	to cover any SMRP owing in respect of any seabed mineral production that has occurred up to the day before completion of an Assignment.

(d)	No Party shall be liable to any other Party, whether arising under contract, tort, strict liability or otherwise, for any consequential or indirect loss or damage, of any nature arising at any time from any cause whatsoever.

11.7	For avoidance of any doubt, and subject to Clause 9.1, the Republic will not impose any Tax (including without limitation capital gains tax, stamp duty, sales tax, transfer tax, Business Profits Tax or withholding tax) on Access to NORI Rights and Intellectual Property or any transfer or Assignment of shares in NORI.

11.8	This Clause 11 survives the termination or expiry of this Agreement.

12.	Notification to NORI

Should the Republic or the Nauru Seabed Minerals Authority receive material information, correspondence or notices from the ISA or other regulatory body relating to:

(a)	NORI;

(b)	NORI’s ISA Obligations;

(c)	the Republic's Sponsorship Obligations;

(d)	any Subcontractor;

(e)	the Activities; or

(f)	the ISA Contracts,

it shall promptly inform NORI and provide a copy of such material information, correspondence or notice

13.	Exploration and Exploitation Applications

13.1	The Republic will take all necessary measures to cooperate with NORI to facilitate the preparation, submission and support of:

(a)	Applications to extend the ISA Exploration Contract; and

(b)	Applications to the ISA for Exploitation and to extend any ISA Exploitation Contract.

13.2	The costs of presenting the applications to the ISA referred to in Clause 13.1 shall be borne by NORI, including any costs reasonably incurred by the Republic in taking actions either requested by NORI or deemed necessary by the Republic under the Rules of the ISA, to support the application before the ISA (“ISA Application Costs”).

14.	Environmental and Safety Performance Monitoring Program

14.1	Subject to Clause 14.4, NORI acknowledges that the Republic has the right to carry out an environmental and safety performance monitoring program (“Environmental and Safety Performance Monitoring Program” or “ESPMP”) to, inter alia:

(a)	Assist the Republic satisfy its Sponsorship Obligations;

(b)	Verify whether the Seabed Mineral Activities, Associates and Affiliates, Vessels and Installations are in compliance with NORI's ISA Obligations; and

(c)	Verify whether any Seabed Mineral Activities or Associates or Affliliates are causing or have caused Pollution Incidents or Serious Harm to the Marine Environment.

14.2	NORI acknowledges that it must permit, and must ensure that all relevant Affiliates and Associates permit, the Republic, the Republic's nominees, including observers appointed by the Authority, any suitably qualified person authorized by the Republic, or any independent qualified environmental or safety officers engaged by the Republic or acting on the Republic's behalf (collectively referred to as “ESPMP Officers”), to conduct an ESPMP in accordance with this Clause 14.

14.3	NORI acknowledges that it must give, and must ensure that all relevant Affiliates and Associates give, the ESPMP Officers access to any Vessel or Installation being used in the Seabed Mineral Activities that is relevant to the ESPMP, and provide the ESPMP Officers with:

(a)	reasonable assistance requested by the ESPMP Officers to allow them to access, inspect, assess, audit and/or monitor the relevant Seabed Mineral Activities, including:

(i)	safe boarding of Vessels and Installations;

(ii)	cooperation and assistance with the ESPMP on Vessels and Installations;

(iii)	reasonable access to relevant log books, records, documents, equipment, facilities and personnel on Vessels and Installations at reasonable times;

(iv)	provision of reasonable accommodation and facilities, including, where appropriate, food and means of adequate subsistence while on any Vessel or Installation; and

(v)	safe disembarkation from Vessels and Installations; and

(b)	Copies of any documents requested by the ESPMP Officers that are in the possession of NORI or a relevant Affiliate or Associate and are strictly necessary to carry out the ESPMP (subject to confidentiality constraints).

14.4	The Republic shall, and shall ensure that all ESPMP Officers engaged in the ESPMP shall, keep confidential all information provided to them by or on behalf of NORI or any Affiliates or Associates or otherwise obtained by the Republic or ESPMP Officers in connection with any ESPMP and which relates to NORI, the Seabed Mineral Activities or any Associate or Affiliate. NORI reserves the right to require any ESPMP Officer before receiving such information to first sign a confidentiality agreement in person that strictly limits the approved purpose of disclosure to that of carrying out the ESPMP and reporting to the Republic.

14.5	The Republic shall, prior to finalising any report prepared under an ESPMP regarding NORI, share such report with NORI and provide NORI with the opportunity to comment on and provide input into such report.

15.	ESPMP Officers

15.1	Notwithstanding anything contained in this Agreement:

(a)	ESPMP Officers must follow all instructions and directions pertaining to Safety at Sea given to them from NORI, a relevant Affiliate or Associate, the captain, master or other relevant safety officers on board Vessels and Installations whether given in writing, verbally or via signage, and NORI is not liable (including under any indemnity in this Agreement) for injury, loss or damage caused by a failure of any ESPMP Officers to follow any instructions and directions or any negligence on the part of such ESPMP Officers; and

(b)	NORI has the right to:

(i)	request and receive from any ESPMP Officer, prior to their involvement in any aspect of the Seabed Mineral Activities, all reasonable information necessary to assess the officer's suitability and qualifications for participation in the Seabed Mineral Activities, including without limitation relevant criminal records, medical information and certification of health including a test for contagious diseases and drugs (with NORI reserving the right to refuse participation in any aspect of the Seabed Mineral Activities should NORI deem an ESPMP Officer or candidate unsuitable or unsafe);

(ii)	at NORI's sole discretion, deny any ESPMP Officer access to or remove any ESPMP Officer from any aspect of the Seabed Mineral Activities in the event that the Officer poses an unreasonable risk to Safety at Sea or the activities, or does not possess the necessary safety qualifications or training including survival training; and

(iii)	require any ESPMP Officers to undergo, if necessary, offshore safety training before or while on board Vessels or Installations.

16.	Completion and Relinquishment Criteria

NORI will comply with NORI’s ISA Obligations pertaining to completion or relinquishment of the Exploration or Exploitation Contract, including safe removal of Installations from the ISA Contract Area.

17.	Confidentiality

17.1	Subject to Clause 17.2, the Republic must not disclose to a third party Confidential Information.

17.2	The Republic may disclose information:

(a)	in enforcing this Agreement or in a proceeding arising out of or in connection with this Agreement;

(b)	if required under the Rules of the ISA;

(c)	if it is required or permitted to be disclosed by this Agreement;

(d)	to its legal advisers, consultants, directors, officers and employees provided that such parties undertake to keep the information confidential and provided the disclosure is reasonably necessary in connection with the Republic exercising its rights or performing its obligations under this Agreement or performing the Republic's Sponsorship Obligations; or

(e)	if NORI has given prior written consent.

17.3	If the Republic becomes aware of a suspected or actual breach of this Clause 17, the Republic will immediately notify NORI and take all practicable steps to prevent or stop the suspected or actual breach.

17.4	This Clause 17 survives termination or expiry of this Agreement.

18.	Administration Fee

18.1	Subject to Clause 23, NORI will pay an Administration Fee to the Republic, in accordance with the Act and this clause, to cover the costs associated with the Republic's administration of its Sponsorship in each calendar year. If NORI relinquishes or the ISA terminates its ISA Contract, the Administration Fee will cease to be payable or paid after the second year in which NORI relinquishes or the ISA terminates its ISA Contract.

18.2	The amount of the Administration Fee will be set in accordance with the Act and shall be no greater than USD 500,000.00 in the first year of payment following the Parties’ execution of the Agreement, and increase by no more than 5% in each subsequent year.

18.3	The Administration Fee shall only be used by the Republic in accordance with the Act to fund the Authority’s administration, monitoring and regulation of NORI’s activities and the Republic’s engagement with the ISA.

18.4	Prior to the payment of each year’s Administration Fee, the Authority shall provide NORI with an annual budget demonstrating what the Administration Fee will be used for that year and an accounting of how the previous year’s Administration Fee had been used.

19.	NORI Default and Republic Default

19.1	A NORI default occurs if:

(a)	there is a material breach of an obligation under this Agreement by NORI; or

(b)	NORI is in material breach of NORI's ISA Obligations (“NORI Default”); or

(c)	NORI Fails to Act in Good Faith.

19.2	If a NORI Default occurs, the Republic may give NORI a Notice in writing (“NORI Default Notice”) stating that a NORI Default has occurred and requiring NORI to Remedy the NORI Default within a reasonable time from the date of such Notice.

19.3	Upon receipt of a NORI Default Notice, NORI shall promptly commence, and continue to pursue with diligence, the Remedy of the NORI Default within [***] days, and must, whenever requested by the Republic, advise progress of the Remedy.

19.4	A Republic default (”Republic Default”) occurs if:

(a)	the Republic breaches this Agreement, its obligations under UNCLOS, Regulations or the Act; or

(b)	the Republic Fails to Act in Good Faith or discriminates against NORI (including through a Discriminatory Change in Nauruan Law); or

(c)	the Republic ceases to Sponsor NORI and the Seabed Mineral Activities, fails to confirm Sponsorship of NORI and the Activities, takes any action towards ceasing its Sponsorship or purports to cease its Sponsorship of NORI and the Activities (unless such cessation, failure or action is taken by the Republic in good faith and pursuant to this Agreement); or

(d)	the Republic directly or indirectly Expropriates the ownership, rights or assets of the NORI Group, or takes any action to directly or indirectly Expropriate the ownership, rights or assets of the NORI Group; or

(e)	the Republic fails to comply with a final binding decision pertaining to its Sponsorship Obligations of a dispute settlement body applicable to it.

19.5	If a Republic Default occurs, NORI may give the Republic a Notice in writing (“Republic Default Notice”) stating that a Republic Default has occurred and the Republic shall promptly commence, and continue to pursue with diligence, the Remedy of the Republic Default within [***] days, and must, whenever requested by NORI, advise progress of the Remedy.

20.	Temporary Suspension of Seabed Mineral Activities

20.1	In the event that:

(a)	an Emergency exists; or

(b)	NORI or an Affiliate or Associate, in spite of one or more written warnings by the ISA or the Republic, has conducted its activities in such a way as to result in serious persistent and wilful violations of the fundamental terms of the Act, this Agreement, an ISA Contract or NORI's ISA Obligations and:

(i)	the Republic has served a written Notice of its intention to order suspension under this clause (”Republic Suspension Notice”) on NORI; and

(ii)	the Republic Suspension Notice specifies in detail the reasons why the Republic Suspension Notice is given and that the Republic requires NORI to Remedy the breach within [***] days of receipt of the Notice, the Republic may by written Notice to NORI:

(c)	in the case of 20.1(a) above, demand the suspension of the portion of the Seabed Mineral Activities necessary to end or mitigate the Emergency for such period as is reasonably necessary;

(d)	in the case of 20.1(b) above, demand the suspension of the Seabed Mineral Activities (for such period as is reasonably necessary) on the day falling [***] days after the date NORI receives the Republic Suspension Notice, unless:

(i)	in the case that the breach can be Remedied and NORI has Remedied the breach in that period;

(ii)	in the case that the breach cannot be Remedied (or cannot be Remedied within the time specified in Clause 20.1(d), NORI has adequately compensated the Republic for the demonstrable damages incurred by the Republic as a result of the breach; or

(iii)	the Republic withdraws in writing the Republic Suspension Notice.

20.2	If suspension is ordered in accordance with Clause 20.1:

(a)	NORI will take reasonable and appropriate measures to ensure that the relevant Associates and Affiliates comply with the suspension orders and carry out those orders in a way that does not cause or exacerbate a Safety Incident or Serious Harm to the Marine Environment;

(b)	the suspended Activities may be resumed when NORI is provided with written direction from the Republic to resume the Activities (always provided that the resumption is allowed under the ISA Contract), which the Republic must give immediately if:

(i)	in the case of an Emergency, the Emergency has ceased;

(ii)	in the case that the breach can be Remedied, NORI has Remedied the breach;

(iii)	in the case that the breach cannot be Remedied (or cannot be Remedied within the time specified in Clause 20.1(d)), NORI has adequately compensated the Republic for the demonstrable damages incurred by the Republic as a result of the breach; and

(c)	NORI will not be relieved of its other responsibilities and obligations under this the Act or this Agreement, except to the extent that such responsibilities and obligations cannot be performed as a result of the suspension.

20.3	NORI shall provide any necessary assistance to the Republic in the exercise of its rights under this Clause 20.

20.4	In the event that NORI disputes the reasons why the Suspension Notice has been issued by the Republic or there is a dispute as to the demonstrable damages incurred by the Republic as a result of the breach, or whether or not the grounds for suspension have been Remedied by NORI, the matter will be referred as a dispute under Clause 24 and the suspension under this Clause 20 will either not take effect or cease to continue until such time as the dispute resolution has been completed in accordance with that Clause 24.

20.5	In the spirit of good faith and co-operation the parties will endeavour to have any dispute referred to under Clause 20.4 finalised in no later than [***] days.

21.	Material NORI Breach Termination

21.1	In the event of a Material NORI Breach, and:

(a)	the Republic has served a written Notice of its intention to terminate Sponsorship under Section 36 of the Act (“Republic Termination Notice”) on NORI; and

(b)	the Republic Termination Notice specifies in detail the Material NORI Breach in respect of which the Republic Termination Notice is given and that the Republic requires NORI to remedy the breach within [***] days of receipt of the Notice, this Agreement will terminate, without penalty to the Republic, on the day falling [***] days after the date NORI receives the Republic Termination Notice, unless:

(c)	in the case that the Material NORI Breach can be Remedied, NORI rectifies or overcomes the effect of the Material NORI Breach in that period, or can demonstrate that it has commenced and is diligently proceeding to remedy the breach;

(d)	in the case that the Material NORI Breach cannot be Remedied (or cannot be Remedied within the time specified in Clause 21.1(b)), NORI has adequately compensated the Republic for the demonstrable material damages incurred or to be incurred by the Republic as a result of the Material NORI Breach; or

(e)	the Republic withdraws in writing the Republic Termination Notice.

21.2	For avoidance of doubt, this Agreement will not terminate if:

(a)	there are no demonstrable material damages to the Republic as a result of the Material NORI Breach; or

(b)	if NORI compensates the Republic for the demonstrable material damages incurred by the Republic as a result of the Material NORI Breach.

21.3	Termination of this Agreement shall not in any way prejudice or affect the Republic's rights to Claim and recover damages under any indemnity.

21.4	In the event that NORI disputes the reasons why the Republic Termination Notice has been issued by the Republic or there is a dispute as to the demonstrable damages incurred by the Republic as a result of the breach, or as to whether or not the grounds for termination have been Remedied by NORI, the matter will be referred as a dispute under Clause 24. Any termination will not take effect until the later of the time period specified under Clause 21.1 or such time as the dispute resolution has been completed in accordance with Clause 24.

21.5	The Republic acknowledges and agrees that termination of this Agreement by the Republic shall not cause the grant of or otherwise create any entitlement, rights or title to the Republic in the NORI Rights which will at all times remain the property of the NORI Group notwithstanding the termination of this Agreement, and the NORI Group will remain entitled to effect an Assignment and/or Access to NORI Rights and Intellectual Property or to otherwise take steps to preserve the operation of and NORI's entitlement to the NORI Rights without further notification to the Republic.

21.6	Notwithstanding anything contained in this Agreement, if the Republic terminates this Agreement it must not revoke the Certificate of Sponsorship except in accordance with the Act and not until at least [***] months from the date of the Republic Termination Notice, and must, if requested by NORI, continue to do all things necessary to:

(a)	maintain sponsorship during this period; and

(b)	assist NORI Assign the NORI Rights.

21.7	This Clause 21 survives termination or expiry of this Agreement.

22.	Material Republic Breach

22.1	In the event of a Material Republic Breach, and:

(a)	NORI has served a written Notice of its intention to terminate this Agreement under this Clause 22.1 (“NORI Termination Notice”) on the Republic; and

(b)	the NORI Termination Notice specifies the Material Republic Breach in respect of which the NORI Termination Notice is given, and that NORI requires the Republic to remedy the breach within [***] days of receipt of the Notice, a Material Republic Breach event will occur on the day falling [***] days after the date the Republic received the NORI Termination Notice (“Material Republic Breach Event”), unless:

(c)	in the case that the Material Republic Breach can be remedied, the Republic Remedies the Material Republic Breach in that period;

(d)	in the case that the Material Republic Breach cannot be remedied (or cannot be Remedied within the time specified in Clause 22.1(b)), the Republic adequately compensates NORI for the demonstrable damages incurred and/or to be incurred by it, its Affiliates or its Subcontractors as a result of the Material Republic Breach; or

(e)	NORI withdraws in writing the NORI Termination Notice.

22.2	Without prejudice to any other rights NORI may have under this Agreement or at Law, if a Material Republic Breach Event occurs NORI may, at its discretion, terminate the Agreement and surrender Sponsorship.

22.3	Notwithstanding anything contained in this Agreement, in the case that the Material Republic Breach relates to an event contemplated in Clause 19.4(c) or (d), a Material Republic Breach Event will be immediately triggered upon the occurrence of the event without the requirement for a written Notice to be given by NORI.

22.4	Without prejudice to any other rights available at law to NORI, the Republic acknowledges the NORI Rights will at all times remain the property of the NORI Group notwithstanding the termination of this Agreement and the NORI Group will remain entitled to effect an Assignment and/or Access to NORI Rights and Intellectual Property or to otherwise take steps to preserve the operation of and its entitlement to the NORI Rights without further notification to the Republic.

22.5	This Clause 22 survives termination or expiry of this Agreement.

23.	Payment of a Continuity Benefit

23.1	The Parties agree that notwithstanding both Parties’ long-standing commitment to conducting exploration and exploitation in the Area pursuant to the regime established under UNCLOS and the 1994 Agreement and the Rules of the ISA, the Parties recognize that the continuing and lengthy delay and on-going obstruction of the adoption of the Exploitation Regulations at the ISA is likely to frustrate NORI’s planned submission of a Plan of Work for Exploitation and transition to commercial exploitation activities in NORI’s ISA Contract Area.

23.2	In due consideration for the Republic’s continued sponsorship of NORI and support for NORI’s enjoyment of its rights in regard to its Contract Area, NORI agrees to provide an additional Continuity Benefit to the Republic for its continued sponsorship of NORI.

23.3	This clause applies if, and only if, all of the following conditions have been fulfilled:

(a)	a subsidiary of The Metals Company Inc. (TMC) other than NORI (TMC Subsidiary) obtains a permit, licence or other authorization from the US for the conduct of deep seabed mineral activities; and

(b)	that TMC Subsidiary commences commercial recovery activities of deep seabed minerals pursuant to that permit, licence or other authorization,

(together, the Continuity Conditions).

23.4	Upon signing of this Agreement, and in any event within [***] business days thereafter, TMC will issue the Republic a warrant to purchase common shares of TMC representing [***], in substantially the form of Exhibit A attached to this Agreement. The initial exercise price of the warrant will equal the closing price of TMC’s common shares on the Nasdaq stock market on the trading day immediately preceding the date of signing. The warrants will have a five-year term from the date of issuance and will become exercisable only upon the occurrence of the Continuity Conditions. The obligations of TMC with respect to the issuance of these warrants are further set out in the Deed of Guarantee and Indemnity executed by TMC and the Republic in connection with this Agreement.

23.5	Commencing 1 April of the year following the fulfilment of the Continuity Conditions, and annually after that date until this Agreement is terminated or the Republic terminates its Sponsorship of NORI for any reason other than NORI’s consent to that termination, NORI will pay to the Republic an annual payment on the following terms:

(a)	For the first five-year period, payments in accordance with the following schedule:

Year 1	USD1,000,000.00
Year 2	USD2,000,000.00
Year 3	USD4,000,000.00
Year 4	USD8,000,000.00
Year 5	USD10,000,000.00

(b)	For each subsequent [***]-year payment period, payments in accordance with a yearly payment instalment schedule that NORI and the Republic will negotiate in good faith prior to the end of the first [***]-year payment period and each subsequent payment period.

i.	Such negotiations must commence at least [***] months prior to the end of each payment period. Each yearly payment instalment schedule will include the number of years in the payment period and the amounts to be paid in each year.

ii.	The negotiation of each yearly payment instalment schedule will be guided by the overall intention of providing the Republic with reasonable payments that are no greater than the amounts that the Republic would have reasonably received from NORI pursuant to the Act and this Agreement at an equivalent stage of Exploitation activities, taking into account the differing operating context, if NORI had been able to proceed with such activities pursuant to an Exploitation Contract with the ISA.

iii.	The value of payments made after the first [***]-year period may also be made subject to TMC achieving certain financial milestones.

(c)	If the Parties are unable to agree on a yearly payment instalment schedule for the subsequent [***]-year payment period prior to [***] month before the end of the [***] year of the existing payment schedule, either Party may use the dispute resolution mechanism of this Agreement mutatis mutandis to settle the yearly instalment schedule for the subsequent [***] year period . Any findings or result of such a process will be binding upon the Parties.

(d)	NORI shall ensure that the total amount of monetary payments made to the Republic equals a minimum of USD 265 million and may be up to a maximum of USD 515 million subject to TMC’s market capitalization meeting thresholds agreed between the Parties. For the avoidance of doubt, monetary payments pursuant to this clause are exclusive of the value of the warrants, the Administration Fee and the annual investments NORI will make pursuant to Clause 23.8(b).

23.6	Notwithstanding anything else contained within this Agreement or the Act, the benefits specified in Clauses 25.3 and 25.4 (the Continuity Benefits) will replace all other fees, charges and amounts (except for the Taxes detailed in Clause 9.1 (a) to (j)) payable by NORI to the Republic under this Agreement or the Act. In the event that any tax becomes payable as a result of any Access to NORI Rights and Intellectual Property or Assignment of such Rights and Intelluctual Property, such tax will be creditable against any Continuity Benefits payable, thereby reducing the amount of Continuity Benefits by the amount of tax payable or paid so that over the term of this Agreement full relief is provided for tax paid against all Continuity Benefits payments, such that the combined total of tax and Continuity Benefits payments does not exceed the thresholds specified in para 23.5 (a) or (d). The Republic agrees that to the extent an amount is owing by NORI under the Act, the Continuity Benefits will provide full satisfaction of that debt, liability or amount owing. The Parties shall structure the payment of the Continuity Benefits to ensure that no other payments or amounts are required to be paid by NORI to the Republic under the Act. If NORI is ever required to make an additional or separate payment other than the Continuity Benefits to the Republic, such amount may be deducted from any Continuity Benefit payable under this Agreement.

23.7	The Parties agree that the Continuity Benefits will be provided by NORI to the Intergenerational Fund. The Parties agree that the Continuity Benefits will only be provided to the Fund if a reasonable and appropriate governance framework for the Fund, that is consistent with best practice for similar funds such as the Intergenerational Fund, remains in place, is maintained and complied with by the Republic and the Fund.

23.8	In addition to the Continuity Benefits, throughout the time period that the Continuity Benefits are provided to the Republic:

(a)	NORI will maintain its office in the Republic, staffed at a level to be determined by NORI at its sole and absolute discretion; and

(b)	NORI will make annual investments on its presence in the Republic, in-country social, community and Training and Capacity Building (under Clause 8 of this Agreement) in the Republic.

23.9	For the avoidance of doubt, if and when NORI ceases providing the Republic the Continuity Benefits, for whatever reason, NORI will not be obliged to continue to maintain its office and activities within the Republic.

23.10	For the avoidance of doubt, should NORI determine at its absolute and sole discretion, that: (i) it remains unviable to submit its Exploitation Application to the ISA; and (ii) proceeds to relinquish its Contract Area to the ISA (or the ISA terminates its contract), subject to the Continuity Conditions having been met, NORI will continue to provide the Continuity Benefits to the Republic.

23.11	Notwithstanding any other provisions in this Agreement:

(a)	if the Republic (including any agency or entity owned or controlled by the Republic) enters into an arrangement (whether a treaty, contract, memorandum of understanding, or other form of agreement, regardless of its legal status, number of parties, or whether it is governed by international or domestic law) with another State (including any fund, non-profit organization, or other entity established by that State) that entitles the Republic to receive benefits from that State in connection with, or associated with, seabed mining activities undertaken by entities of that other State, then from the date such arrangement enters into force, NORI shall be entitled to deduct from the Continuity Benefits an amount equal to any benefit received by the Republic pursuant to such arrangement; and

(b)	if, for whatever reason, the TMC Subsidiary temporarily or permanently suspends or ceases its commercial recovery activities of deep seabed minerals pursuant to a permit, licence or other authorization obtained from the US, NORI will not be obliged to provide the Continuity Benefits to the Republic from the date of such temporary or permanent suspension or cessation of the TMC Subsidiary’s commercial recovery activities.

(c)	In the event the TMC Subsidiary resumes its commercial recovery activities following any temporary suspension under Clause 23.11(a), NORI will be obliged to provide the Continuity Benefits from the date NORI notifies the Republic in writing of such resumption of its commercial recovery activities. For the avoidance of doubt:

i.	NORI shall provide any written notification to the Republic within 48 hours of such resumption of its commercial recovery activities; and

ii.	NORI’s payment of the Continuity Benefits shall resume from the date on which payment was paused pursuant to Clause 23.11(a); and

iii.	NORI will not be obliged to provide the Republic with any retrospective payments of the Continuity Benefits corresponding to the duration of any temporary suspension in the TMC Subsidiary’s commercial recovery activities.

(d)	For the purposes of this Clause 23.11, a “temporary suspension” in the TMC Subsidiary’s commercial recovery activities will occur where the TMC Subsidiary does not or cannot conduct any commercial recovery activities for a continuous period longer than [***] days.

23.12	In the event that NORI does not or cannot provide the Republic the Continuity Benefits, for whatever reason, for longer than [***] months after [***] of the year in which the Continuity Benefits are due in accordance with Clause 23.5, the Parties shall, acting in good faith, enter into negotiations to amend, vary, terminate or agree new terms to this Agreement.

23.13	The Republic will do everything reasonably practicable to maintain its sponsorship of NORI under UNCLOS and in accordance with the ISA’s requirements, including sponsorship of any contract extension, and will not terminate its sponsorship except in accordance with this Agreement and the Act.

23.14	Save to the extent that the Republic seeks to defend its rights or reputation, the Republic will not, and will not cause any natural or legal person under the Republic’s effective control to take any action or make any statements, whether oral or in writing, in any international or domestic forum, which disputes, opposes, obstructs, interferes with or brings into disrepute:

(a)	any application made by TMC Subsidiary to the US for the issuance of an exploration license or commercial recovery permit from the US; or

(b)	any exploration or commercial recovery activity undertaken by TMC Subsidiary pursuant to such a license or permit.

23.15	Save to the extent that NORI seeks to defend its rights or reputation, NORI Group will not, and will not cause any natural or legal person under NORI Group’s effective control to take any action or make any statements, whether oral or in writing, in any international or domestic forum, which disputes, opposes, obstructs, interferes with or brings into disrepute the Republic’s receipt of the Continuity Benefits.

23.16	Nothing in this Clause 23 shall be read to require the Republic to recognize or endorse any appropriation of resources from the Area nor any claim, acquisition or exercise of rights with respect to minerals recovered from the Area, except in accordance with UNCLOS.

24.	Dispute Resolution

24.1	If a dispute between the Republic and NORI arises out of or in connection with Sponsorship under the Act or this Agreement, either the Republic or NORI may give to the other disputing Party a Notice of dispute in writing adequately identifying the matters and the subject of the dispute together with detailed particulars of the dispute. Notwithstanding anything in this Clause 24 the Parties may, by mutual agreement in writing, conduct dispute resolution in any other way or vary the following dispute resolution procedures as they see fit.

24.2	Within [***] days after service of a Notice of dispute, the Parties must make best efforts to meet at least once, to attempt to resolve the dispute.

24.3	If, within [***] days after service of a Notice of dispute, the dispute is not resolved, the chief executive officer of NORI and the Responsible Minister must make best efforts to meet within [***] days of expiry of that [***] day period and use their best efforts, acting in good faith, to resolve the dispute (in whole or in part). If the dispute is resolved at the meeting referred to in this clause then any such resolution will be reduced to writing and will be contractually binding on the Parties.

24.4	The Republic and NORI hereby consent to submit to arbitration in accordance with Clause 24.5 any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, that has not been resolved in accordance with Clause 24.3.

24.5	Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, that has not been resolved in accordance with Clause 24.3 shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force (unless the Parties otherwise agree on another procedure for arbitration). The appointing authority shall be the International Chamber of Commerce acting in accordance with the rules of the ICC for this purpose. The number of arbitrators shall be three. The seat of the arbitration shall be Singapore, Singapore. The language to be used in the arbitral proceeding shall be English.

24.6	Notwithstanding anything in this Clause 24:

(a)	nothing will prejudice the right of a Party to seek urgent injunctive, interrogatory or declaratory relief from a court of competent jurisdiction; and

(b)	each Party must continue to perform its obligations under the Agreement.

25.	Authorisation to Enter Agreement

The Republic warrants that it has done everything under the Act necessary to authorize it to enter into this Agreement, and the Agreement is enforceable in accordance with its terms.

26.	Governing Jurisdiction

26.1	The Governing law and the jurisdiction shall be that of Singapore and general principles of international law regarding the protection of foreign investors to the extent that such rules do not contradict the provisions of this Agreement or would reduce the rights of NORI under this Agreement, provided however that with respect to any arbitration, the governing procedural laws of the situs of the arbitration shall govern the arbitration. For the avoidance of doubt, all matters arising hereunder shall be resolved pursuant to the Dispute Resolution procedures set forth in Clause 24.

26.2	The Republic shall recognize any arbitral award granted as a result of the dispute resolution procedures set forth in Clause 24 as binding and enforce any obligations imposed by that award within its territories as if it were a final judgment of the Republic’s courts. Execution of the award shall be governed by Nauruan Law concerning the execution of judgments of Nauruan courts in force in the Republic. For the avoidance of doubt, the Foreign Judgments (Reciprocal Enforcement) Act 1973 or other Nauruan Law related to the enforcement of foreign or domestic arbitral awards will not apply to any award rendered under Clause 24.

27.	International Law

27.1	To the extent that NORI’s obligations under this Agreement conflict with NORI's ISA Obligations, the latter shall take precedence, and the Parties agree that NORI shall be relieved of its obligations under this Agreement to the extent and for the period that those obligations conflict with NORI's ISA Obligations or other obligations at International Law.

27.2	Any relief provided to NORI under this Clause 27 does not invalidate the remaining provisions of this Agreement nor affect the validity of that provision at a future date if it ceases to cause NORI to be in breach of NORI’s ISA Obligations.

28.	Notices

28.1	Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a)	must be in writing and signed by the Party or a person duly authorised by the Party;

(b)	must be addressed and delivered to the intended recipient at the address below or the address last Notified by the intended recipient to the sender after the date of this Agreement:

(i)	to the Republic:

[***]

[***]

[***]

[***]

[***]

(ii)	to Nauru Ocean Resources Inc., Incorporated:

[***]

[***]

[***]

[***]

(c)	will be taken to be duly given or made when left at the above address (or the address last Notified by the intended recipient to the sender) and signed for by the recipient. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

29.	Entire Agreement

This Agreement constitutes the entire Agreement between the Parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, express or implied, collateral hereto other than as expressly set forth or referred to herein. Any prior arrangements, agreements, representations or undertakings are superseded by the terms contained in this Agreement.

30.	Force Majeure

30.1	Subject to Clause 30.4, either Party shall be excused from performance and shall not be in default in respect of any obligation hereunder to the extent that the failure to perform such obligation is due to an Event of Force Majeure.

30.2	For the purpose of this Agreement, an “Event of Force Majeure” means any of the circumstance detailed in Clause 30.3 that are not within the reasonable control of the Party or parties affected, but only if and to the extent that:

(a)	such circumstance, despite the exercise of reasonable diligence, cannot be, or be caused to be, prevented, avoided or removed by such Party;

(b)	such circumstance materially and adversely affects the ability of the Party to perform its obligations under this Agreement, and such Party has taken all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on the Party's ability to perform its obligations under this Agreement and to mitigate the consequences thereof; and

(c)	the affected Party notifies the other Party of the Event of Force Majeure as soon as reasonably possible.

30.3	The circumstances giving rise to an Event of Force Majeure include:

(a)	an act of God such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods;

(b)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilisation, requisition, or embargo;

(c)	rebellion, revolution, insurrection, or military or usurped power, or civil war;

(d)	contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly;

(e)	riot, commotion, strikes, go slows, lock outs or disorder, unless solely restricted to employees of the Parties;

(f)	a change (beyond the control of the Parties) to an international law that governs the Parties and relates to seabed exploration or exploitation; or

(g)	acts or threats of terrorism.

30.4	Notwithstanding anything contained in this Clause 30, the parties will not be relieved of their rights and obligations contained in Clause 2 of this Agreement.

31.	Amendment

This Agreement may only be amended by mutual agreement in writing by the Parties.

32.	Severability of Provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

33.	Further Assurances

The Parties must do anything necessary or desirable (including executing agreements and documents and performing such acts that lie within their power) to give full effect to the Act and this Agreement and the transactions contemplated by it.

34.	No Limitation

Without limiting the generality of any other provision of this Agreement, any waiver or delay in the exercise by a Party of any rights under this Agreement will not relieve the other Party of any of their obligations under this Agreement.

35.	Representations and Warranties

(a)	The representations and warranties provided in this Agreement are continuing representations and warranties and will be repeated on each day while any obligation under this Agreement remains outstanding, with reference to the facts and circumstances then subsisting.

(b)	Each Party warrants to each other Party that at the date of this Agreement it has full power and lawful authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Except as expressly provided in this Agreement, no representation, inducement or warranty was, prior to the execution of this Agreement, given or made by one of the Parties hereto with the intent of inducing the other Party to enter into this Agreement, and any representations, inducements or warranties that may have been so given are hereby denied and negated.

(c)	The Republic further represents and warrants that the execution, delivery and performance of this Agreement has received all necessary governmental approvals and authorizations and constitutes the legal, valid and binding obligation of the Republic and is enforceable in accordance with its terms, and the Republic cannot claim sovereign immunity.

(d)	Each Party represents and warrants that they are in compliance with applicable anti- bribery and anti-corruption legislation.

36.	Non Reliance

The Parties warrant that they:

(a)	did not in any way rely upon any information, representation, arrangement, understanding, statement or documentation, made by or provided to the Party from any other Party or anyone on behalf of the other Party for the purposes of entering into this Agreement except to the extent that any such information, data, representation, arrangement, understanding, statements or document is expressly set out or referred to in this Agreement; and

(b)	enter into this Agreement based on their own investigations, interpretations, deductions, information and determinations, and acknowledge that they are aware that the other Parties have entered into this Agreement relying upon the warranties contained in this Clause 35.

37.	Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument.

38.	Interpretation

The following rules of interpretation apply unless the context requires otherwise.

(a)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b)	A reference to dollars and $ is to the currency of the United States unless otherwise stated.

(c)	All references to time and to dates are to Nauruan times and dates.

(d)	No rule of construction is to apply to the disadvantage of a Party on the basis that that Party drafted the whole or any part of this Agreement.

(e)	Headings do not affect the interpretation of this Agreement.

39.	Definitions

The following definitions apply unless the context requires otherwise.

1994 Agreement means the 1994 Agreement Relating to the Implementation of Part XI of the United Nations Convention on the Law of the Sea of 10 December 1982, and any Annexes thereto.

Act means the Nauru Seabed Minerals Authority Act 2024 of the Republic of Nauru.

Affiliate in relation to NORI, means any person that controls, is controlled by, or is under common control with NORI.

Agreement means this agreement.

Assign or Assignment means the assignment or transfer of the NORI Rights to an entity incorporated or existing outside of the Republic of Nauru, including without limitation in conjunction with a change of sponsorship to a new country.

Business means each and any business being conducted by the NORI Group arising as a result of or connected with the Exploration, the Exploitation, the Activities and/or the ISA Contracts, other than Access to NORI Rights and Intellectual Property in accordance with Clause 11.

Business Tax Act 2016 means the Business Tax Act 2016 of the Republic of Nauru as amended up to and incluing the date of this Agreement.

Business Profits Tax has the meaning contained within the Business Tax Act 2016.

Claim includes any action, claim, demand or proceeding arising under UNCLOS.

Commencement Date means the date this Agreement is executed by the Parties.

Corporations Act means the Corporations Act 1972 of the Republic of Nauru as in force from time to time, or any law concerning corporations that may succeed the 1972 Act.

Discriminatory Change in Nauruan Law means a change in Nauruan Law that is categorically enacted for the sole purposes to:

(a)	materially change the commercial intent of this Agreement or the Sponsorship arrangement between NORI and the Republic; or

(b)	materially increase the total quantum of benefits required to be given by the NORI Group (whether economic or intangible) to the Republic in such a way as to materially change the intent contemplated under this Agreement;

but does not include a change in Nauruan Law that is required by international law for the Republic to fulfil its Sponsorship Obligations.

Emergency means a circumstance where the Seabed Mineral Activities have caused or pose an immediate and probable threat of causing Serious Harm to the Marine Environment or human health and safety, a Pollution Incident or a Safety Incident, as well as any other event or circumstance connected to or arising from the Seabed Mineral Activities that is classified by the ISA as an Incident or emergency to which the issue of emergency orders by the ISA applies.

Entity includes a body corporate, a partnership, joint venture or a trust.

ESPMP, see Clause 14.1.

ESPMP Officer, see Clause 14.2.

Exploitation Contract means any contract permitting NORI to Exploit Polymetallic Nodules in the Area and entered into between NORI and the ISA or granted by the ISA to NORI.

Exploration Contract means any contract permitting NORI to Explore for Polymetallic Nodules in the Area entered into between NORI and the ISA or granted by the ISA to NORI, and includes the ISA Exploration Contract.

Exploitation Regulations means the regulations governing exploitation of mineral resources in the Area adopted by the ISA pursuant to powers conferred on it by UNCLOS and as replaced or amended by the ISA from time to time.

Expropriate or Expropriation means to dispossess of ownership, to deprive of property, to deprive of use of property, to deprive of property for the public use, to make an Entity or assets (tangible and intangible) the property of the Republic (in whole or in part), or a measure or measures having an equivalent effect (directly or indirectly), and includes without limitation:

(a)	the transfer of title, physical seizure or an executive or legislative act for the purpose of transferring property or interests into the public domain;

(b)	subjecting an Entity, property or assets (tangible or intangible) to taxation, regulation, or other action that is confiscatory or that prevents, unreasonably interferes with, or unduly delays, effective enjoyment of such property or assets;

(c)	regulations by the Republic which constitutes dispossession or depravation of an asset, property or right or that reduces or eliminates the economic value or viability of an asset, property or right subject to those regulations, including application of otherwise lawful measures in such a way as to deprive ultimately the enjoyment of value of property;

(d)	any measure or measures that inhibit the ability to transfer bona fide assets, rights and/or property out of the Republic of Nauru;

(e)	a measure or series of measures the effect of which would be direct or indirect dispossession, including but not limited to the levying of taxation, the compulsory sale of all or part of an investment or asset, or the impairment or deprivation of its management, as well as any other measure or series of measures which together are tantamount to expropriation or that results in dispossession or depravation of an asset or right, irrespective of whether compensation is provided. However, Expropriation does not include an act by the Republic that is reasonably required to fulfil the Republic's Sponsorship Obligations.

Final Determination means a decision of a court or of any agency having jurisdiction to resolve the dispute:

(a)	from which no appeal can be taken and in respect of which no application for special leave to appeal can be made; or

(b)	in respect of which the relevant appeal or special leave application period has expired without an appeal being taken or an application for special leave to appeal being made,

but does not include an interlocutory order.

Fails to Act in Good Faith means acting with wilful or reckless disregard for the consequences of its actions.

Installation means any structure, installation or artificial island in the Area used in or intended to be used in the Seabed Mineral Activities and for which the Republic is responsible and potentially liable in accordance with its Sponsorship Obligations.

Intellectual Property means all tangible and intangible property, including rights, data, and materials, in which NORI has an interest arising from or in connection with any expenditure it has incurred.

International Law means any legally binding international treaties and conventions and other legally binding international rules including UNCLOS and the Rules of the ISA as in force from time to time.

ISA means the International Seabed Authority and any successor institution to the ISA.

ISA Contract means any contract granted to NORI by the ISA, and includes any Exploration Contract and any Exploitation Contract, and all terms and conditions contained therein.

ISA Contract Area means the part or parts of the Area allocated to NORI under an ISA Exploration Contract or ISA Exploitation Contract and defined by the coordinates listed in schedule 1 to such contracts.

ISA Exploration Contract means the contract for exploration for Polymetallic Nodules signed between the ISA and NORI on the 22nd day of July, 2011 at Kingston, Jamaica and any amendment or replacement thereto.

Material NORI Breach means the occurrence of any of the following:

(a)	an ISA Contract is terminated by the ISA as a direct result of NORI or any of its Affiliates or Associates failing to comply with the conditions of the ISA Contract;

(b)	a serious breach of NORI's ISA Obligations or obligations under this Agreement, that has caused or will cause material and direct monetary damage to the Republic and has not been Remedied within a reasonable time;

(c)	NORI or any Affiliate or Associate, in spite of written warnings by the ISA, has conducted its activities in such a way as to result in serious persistent and wilful violations of the fundamental terms of this Agreement, ISA Contract or NORI's ISA Obligations; or

(d)	NORI has failed to pay the SMRP in accordance with Clause 4.

Material Republic Breach means a Republic Default that has not been Remedied within [***] days in accordance with Clause 22.

Nauruan Law means all applicable laws in Nauru, including without limitation, legislation and regulations.

NORI includes NORI and its authorized servants or agents as well as any other entities affiliated with NORI.

NORI Group includes NORI as well as any and all of its past, present, and future Affiliates, parent companies and their subsidiaries, holding companies, associated entities, joint venture partners, and any entities under common control with NORI, as well as their respective directors, officers, employees, agents, contractors, representatives, successors, and assigns.

NORI Rights means the rights held by NORI under any ISA Contract and the Rules of the ISA, or held in relation to the Area or the Contract Area, and without limitation includes the Contract Areas and all rights held therein, together with all intellectual property rights, data, technical information, and know-how developed, acquired, or used by NORI in connection with its activities under any ISA Contract or in relation to the Area or the Contract Area, including all research, studies, analyses, methodologies, and technologies developed or funded by NORI.

NORI’s ISA Obligations means the legally binding obligations NORI has under the ISA Contract, the Rules of the ISA and UNCLOS, as in force from time to time, and includes without limitation all legally binding obligations and responsibilities that NORI has under any ISA Contract, the Rules of the ISA and UNCLOS the breach of which would result in international responsibility and liability to the Republic under UNCLOS due to the Republic's Sponsorship of NORI.

Notice, see Clause 28.

Payment Year means any calendar year in which NORI commences commercial recovery of Polymetallic Nodules from the ISA Contract Area.

Parties means the parties to this Agreement.

Penalty means a penalty imposed by the Republic on NORI which either:

(1)	(a) arises as a direct result of a breach of NORI's ISA Obligations;

(b) is required to be imposed by International Law in order for the Republic to fulfil its Sponsorship Obligations; and

(c) is for an amount not exceeding the reasonable amount required for the Republic to satisfy its Sponsorship Obligations.

or

(2)	arises as a direct result of NORI breaching criminal or civil law in the Republic.

Pollution Incident means any event involving pollution that seriously breaches NORI's ISA Obligations.

Polymetallic Nodules has the meaning given to that term by the ISA.

Recovered means extracted and recovered from the seafloor in the ISA Contract Area to the sea surface (for example, to a sea surface platform or Vessel) and then placed onto a transport ship.

Regulations means any regulations issued under the Act.

Remedy or Remedied means to remedy or redress or to have remedied or redressed (as applicable) the relevant occurrence or event, or overcome its consequences and effects so that there ceases to be any continuing material detrimental effect of that occurrence.

Safety at Sea means safety of life and property at sea, and includes, inter alia:

(a)	safe Vessel or Installation management and navigation;

(b)	collision prevention;

(c)	maintaining appropriate safety procedures and medical standards;

(d)	appropriate provision of safety equipment, first aid, rescue and fire fighting services;

(e)	protecting the safety, health and welfare of personnel used in the Activities;

(f)	preventing injury to personnel that may be affected by the Activities; and

(g)	taking measures to effectively deal with safety Emergencies.

Safety Incident means any event involving Safety at Sea that seriously breaches NORI's ISA Obligations.

Serious Harm to the Marine Environment means any serious harm to the marine environment caused by the Seabed Mineral Activities that constitutes a serious breach of NORI’s ISA Obligations.

Sponsorship means sponsorship of NORI by the Republic in accordance with the Act as required by UNCLOS, or under NORI's Exploration Contract or Exploitation Contract and Sponsored shall have a similar meaning.

Sponsorship Obligations means any and all responsibilities and obligations the Republic has under UNCLOS or the Rules of the ISA with which it is legally required to comply and that pertain to the Republic's Sponsorship of NORI or the Seabed Mineral Activities, including its responsibility to ensure NORI's compliance with NORI's ISA Obligations.

Subcontractor means any person or entity who is subcontracted (either by the NORI Group or their subcontractors or their Affiliates and whether via contract or through a joint venture or similar arrangement) to carry out all or part of the Activities in the ISA Contract Area, and includes without limitation any of the subcontractors’ officers, employees, agents, contractors, or assignees. This definition does not include any officer or employee of the Republic or any person who represents or is contracted by the Republic, ISA or other regulatory body.

Tax means any tax, fee, Corporate Tax, business profits tax, sales tax, capital gains tax, resource rent tax, transfer tax, impost, royalty, duty (including import duty and stamp duty), excise charge, surcharge, contribution, levy, rate, rent withholding tax or any other charge however it is described, whether direct or indirect, whether monetary or non-monetary, and whatever method collected or recovered, imposed by any Nauruan governmental, semi governmental or other Nauruan body authorised by law, including all such taxes charged under the Business Tax Act 2016.

Term means the term as provided for in Clause 2.1.

Tonne means the weight of one thousand (1000) kilograms of Polymetallic Nodules Recovered from the Contract Area measured at the first onshore port of unloading.

UNCLOS means the United Nations Convention on the Law of the Sea of 10 December 1982, and any Annexes thereto, and the 1994 Agreement.

Vessel means any sea-going vessel and any seaborn craft of any type whatsoever used in the Seabed Mineral Activities and for which the Republic is responsible and potentially liable for in accordance with its Sponsorship Obligations.

Signed as an agreement

For and on behalf of the Republic of Nauru

Name: David Adeang	Dated: 29 May 2025
Title: President

For and on behalf of Nauru Ocean Resources, Inc.

Name: Gerard Barron	Dated: 29 May 2025
Title: Director